Exhibit 99.1

FOR IMMEDIATE RELEASE
Media Contact:	Investor Contact:
Leslie Monreal, Director, Public Relations (561) 682-4134	Richard Garcia, Senior VP and CFO (561) 682-4209

PAXSON COMMUNICATIONS CORPORATION
SETTLES WORLD TRADE CENTER INSURANCE CLAIMS

(West Palm Beach, FL – May 3, 2005) – Paxson Communications Corporation (AMEX-PAX) (the “Company” or “Paxson”), the owner and operator of the nation’s largest broadcast television station group reaching 87% of U.S. households (approximately 95 million homes), announced today that it has entered into a settlement agreement with Zurich American Insurance Company in respect of all of the Company’s property damage, business interruption and extra expense insurance claims related to the loss of the Company’s antenna, transmitter and other broadcast equipment for its New York television station, WPXN, which were destroyed upon the collapse of the World Trade Center on September 11, 2001. Under the settlement agreement, Zurich has agreed to pay the Company an aggregate amount of $24.5 million (less $7.7 million previously paid) on or before May 6, 2005.

“We are pleased that this long issue of our claims has finally been settled in a positive way for the company,” said Lowell “Bud” Paxson, Chairman and CEO of Paxson.

About Paxson Communications Corporation
Paxson Communications Corporation owns and operates the nation’s largest broadcast television distribution system. Paxson reaches 87% of U.S. television households via nationwide broadcast television, cable and satellite distribution systems. For more information, visit Paxson’s website at www.pax.tv.

Note: Paxson distribution data provided by Nielsen Media Research.